Exhibit 99.2

GCI Liberty, Inc. Announces Equity Investment in Liberty Latin America

ENGLEWOOD, Colorado and DENVER, Colorado – May 6, 2026: GCI Liberty, Inc. (“GCIL” or “GCI Liberty”) (Nasdaq: GLIBA, GLIBK) and Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) announced today that, in April 2026, GCIL purchased approximately 61,000 shares of LLA Class A common stock and 12.3 million shares of LLA Class C common stock (“LILAK”) from investment funds managed by Searchlight Capital Partners (“Searchlight”) for approximately $107 million in cash, which was based on the closing LILAK market price of $8.63 on April 1. These shares represent an approximate 6% equity ownership in Liberty Latin America.

GCIL also announced that it is currently in good faith discussions with Dr. John C. Malone, Chairman of the Board of GCI Liberty and Director Emeritus of Liberty Latin America, with respect to GCIL’s potential acquisition of additional equity interests in LLA, including certain high-vote LLA Class B common shares, in exchange for newly issued shares of Series C common stock of GCIL.

“I am excited about the opportunity that GCI Liberty’s investment in LLA presents and the prospects for LLA going forward given its strong market positions across a unique set of assets. Ron and the GCIL team share my confidence in Balan and LLA management to drive continued business performance and meaningful free cash flow growth for shareholders,” said Dr. Malone.

“We are pleased to begin executing on our growth strategy with this opportunistic investment in Liberty Latin America and hopeful that we can reach an agreement with John to acquire his interests,” said Ron Duncan, GCI Liberty President and CEO. “Balan and his team have done an impressive job of developing LLA into a leading integrated connectivity provider across Latin America and the Caribbean, and we look forward to participating in the potential returns that lie ahead.”

“Across Liberty companies, creating value for shareholders has always been the primary objective. These transactions reinforce this fact and reflect confidence in the future growth prospects of LLA,” said Mike Fries, Executive Chairman of Liberty Latin America.

Balan Nair, President and CEO of Liberty Latin America, said, “We would like to thank Searchlight for all their support over the years. We welcome GCI Liberty as shareholders as we continue our journey to develop our products, serve our customers, generate meaningful cash flows, and drive capital allocation decisions for the company and its shareholders.”

Dr. Malone beneficially owns an approximate 27% voting interest and 7% economic interest in LLA for his own accounts and those of certain affiliated trusts. Dr. Malone beneficially owns 54% of the outstanding voting power of GCIL and an approximate 7% economic interest in GCIL.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including certain statements relating to GCI Liberty’s potential acquisition of additional equity interests in LLA, its anticipated benefits, expectations for growth and performance at both companies, and other information and statements that are not historical fact. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements generally can be identified by phrases such as “possible,” “potential,” “intends,” “expects,” or other words or phrases of similar import or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These forward-looking statements involve many risks and uncertainties that could cause actual results and the timing of events to differ materially from those expressed or implied by such statements, including, without limitation, GCI Liberty’s ability to acquire additional equity interests in LLA and the ability to obtain any necessary regulatory approvals in connection with such potential acquisition. These forward-looking statements speak only as of the date of this press release, and GCI Liberty and LLA expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in GCI Liberty’s or LLA’s expectations with regard thereto or any change of events, conditions, or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI Liberty and LLA, including the risk factors detailed in their respective most recent Form 10-Ks, as such risk factors may be amended, supplemented, or superseded from time to time by other reports GCI Liberty and LLA subsequently file with the SEC, for additional information about GCI Liberty, LLA, and the risks and uncertainties related to their respective businesses that may affect the statements made in this press release.

About GCI Liberty, Inc.

GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBK) operates and owns interests in a broad range of communications businesses. GCI Liberty’s principal assets consist of its wholly owned subsidiary GCI and its interest in Liberty Latin America. GCI is Alaska’s largest communications provider, providing data, voice and managed services to consumer and business customers throughout Alaska, serving more than 200 communities. GCI has invested $4.7 billion in its Alaska network and facilities over the past 47 years. Through a combination of ambitious network initiatives, GCI continues to expand and strengthen its statewide network infrastructure to deliver the best possible connectivity to its customers and close the digital divide in Alaska.

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About Liberty Latin America Ltd.

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty, and Más Móvil. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony, and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects more than 30 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

Investor Relations:Corporate Communications:

Soomit Datta ir@lla.comMichael Coakley llacommunications@lla.com